EXHIBIT 10.3

Exhibit A – Plan Amendment

AMENDMENT TO THE AMENDED AND RESTATED 2020 STOCK AND INCENTIVE COMPENSATION PLAN

This Amendment (the “Amendment”) to the Amended and Restated 2020 Stock and Incentive Compensation Plan (the “Plan”) of Kaival Brands Innovations Group, Inc. (the “Company”) is eﬀective as of March 31, 2026.

1.	Increase in Share Reserve. The maximum aggregate number of shares of Common Stock that may be subject to or delivered under awards granted pursuant to the Plan is hereby increased from 4,761,905 to 100,000,000 shares.

2.	No Other Changes. Except as expressly amended herein, all terms and conditions of the Plan shall remain in full force and eﬀect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized oﬃcer as of the date ﬁrst above written.

Kaival Brands Innovations Group, Inc.

By:	/s/ Eric Mosser
Name:	Eric Mosser
Title:	Chief Executive O cer
Date:	March 31, 2026